EXHIBIT 16.1


[Moss Adams LLP Letterhead]


November 12, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the disclosure contained in Part II, Item 5 of the Quarterly Report on Form 10-Q of Network Commerce Inc. for the quarterly period ended September 30, 2002. We are in agreement with the statements contained therein, as they pertain to our firm. Moss Adams LLP did not complete the SAS 71 review of the Form 10-Q for the quarterly period ended September 30, 2002.

                                                     Very truly yours,

                                                     /s/ Moss Adams LLP